Exhibit 10(xxx)(8)

AMENDMENT NUMBER EIGHT TO

THE NORTHERN TRUST COMPANY THRIFT-INCENTIVE PLAN

(As Amended and Restated Effective January 1, 2005)

WHEREAS, The Northern Trust Company (the “Company”) maintains The Northern Trust Company Thrift-Incentive Plan, As Amended and Restated Effective January 1, 2005, (the “Plan”); and

WHEREAS, amendment of the Plan is now considered desirable;

NOW, THEREFORE, by virtue and in exercise of the amending power reserved to the undersigned officer under Section 11.1 of the Plan, the Plan is hereby amended effective as of October 1, 2008, as follows:

1.	The following shall be added as Supplement #14 to the Plan:

“Supplement #14

Special Rules for Former Employees of Lakepoint Investment Partners LLC

This Supplement #14 to The Northern Trust Company Thrift-Incentive Plan, As Amended and Restated Effective January 1, 2005 (the “Plan”), is made a part of the Plan and supersedes any provisions thereof to the extent that they are not consistent with the Supplement. Unless the context clearly implies or indicates to the contrary, a word, term or phrase used or defined in the Plan is similarly used or defined for purposes of this Supplement #14.

1.	Application. This Supplement supplements and modifies the provisions of the Plan in connection with the employment by Northern Trust Bank, Federal Savings Bank (“NTB”) (or the Company or another Participating Employer) of the former employees of Lakepoint Investment Partners LLC (“Lakepoint”) who are listed on Schedule 6.1 of an Asset Purchase Agreement dated as of June 24, 2008 among NTB, Lakepoint and the individual owners of the then-outstanding equity interests of Lakepoint (the “Agreement”), pursuant to which NTB purchased substantially all of the assets of Lakepoint.

2.	Effective Date. The effective date of this Supplement #14 is October 1, 2008.

3.	Lakepoint Member. The term “Lakepoint Member” means any employee of Lakepoint who is listed on Schedule 6.1 of the Agreement and who became an employee of NTB (or the Company or another Participating Employer) on the Closing Date, pursuant to Section 6.1 of the Agreement.

4.

Participation and Vesting Service. Anything in the plan to the contrary notwithstanding, for purposes of determining (a) eligibility to become a Participant in the Plan pursuant to section 3.1 of the Plan, (b) eligibility to receive a Matching Contribution with respect to the Lakepoint Member’s

Matchable Participant Deposits pursuant to section 5.1 of the Plan, and (c) the Vested Portion of a Lakepoint Member’s Matching Contribution Account and Profit Sharing Contribution Account pursuant to section 2.1 (mmm) of the Plan, a Lakepoint Member’s Vesting Service shall be calculated as if his or her employment with Lakepoint had been employment with the Company or a Participating Employer.”

2.	The following shall be added at the end of Schedule A of the Plan:

“Affiliate Name and Acq/Div. Code		TIP Earliest Vesting Date
Lakepoint Agreement dated 6/24/08. Applicable to Lakepoint Members as defined in Supplement #14.	LP	Service Date with Lakepoint for participation and vesting.”

IN WITNESS WHEREOF, the Company has caused this amendment to be executed on its behalf this 28th of October, 2008 effective as of October 1, 2008.

THE NORTHERN TRUST COMPANY

By:	/s/ Timothy P. Moen
Name:	Timothy P. Moen
Title:	Executive Vice President and Human Resources Department Head